                                                                      EXHIBIT 11


                      (In millions, except per share data)


                                                                          Three Months Ended               Six Months Ended
                                                                               June 30,                        June 30,
                                                                       --------------------------        ----------------------
                                                                          1996           1995              1996         1995
                                                                       -----------    -----------        ---------    ---------
PRIMARY EARNINGS PER SHARE:

    Number of Shares
    ----------------
    Average shares outstanding                                                24.7           25.7             24.7         26.0

    Net effect of dilutive stock options - based on treasury stock
        method using average market price                                       .5             .5               .5           .5
                                                                       -----------    -----------        ---------    ---------

    Total common and common equivalent shares outstanding                     25.2           26.2             25.2         26.5
                                                                       ===========    ===========        =========    =========


    Net income (loss) per share                                       $        .40   $       (.31)      $      .18   $      .51
                                                                       ===========    ===========        =========    =========


    The unaudited earnings per share for all periods presented were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents. The dilutive effect of options is based on the treasury stock method using the average market price for the period.

    The market price of common stock on June 30, 1996 was below the average for the three month and six month periods ended June 30, 1996. Therefore, in a fully dilutive earnings per share calculation, the impact of stock options would be anti-dilutive.